Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Leah Gerstner (Media): leah.gerstner@aig.com

AIG Reports Excellent Second Quarter 2025 Results
■Net income per diluted share of $1.98, compared to net loss per diluted share of $5.96 in the prior year quarter
■Adjusted after-tax income* (AATI) per diluted share of $1.81, compared to $1.16 in the prior year quarter, a 56% increase year-over-year
■Net income of $1.1 billion, compared to net loss of $4.0 billion in the prior year quarter
■AATI of $1.0 billion, compared to $771 million in the prior year quarter, a 35% increase year-over-year
■Net premiums written (NPW) of $6.9 billion, a decrease of 1% year-over-year on a reported basis, but an increase of 1% on a comparable basis*†
■Global Commercial NPW of $5.2 billion, an increase of 3% year-over-year
■General Insurance combined ratio of 89.3%; Accident year combined ratio, as adjusted* (AYCR) of 88.4%
■General Insurance underwriting income of $626 million, an increase of 46% year-over-year
■Net investment income of $1.5 billion, an increase of 48% year-over-year; net investment income on an adjusted pre-tax income* (APTI) basis of $955 million, an increase of 9% year-over-year
■Returned $2.0 billion of capital to shareholders, including $1.8 billion of share repurchases and $254 million of dividends in the second quarter
■Return on equity (ROE) of 11.0% and Core Operating ROE* of 11.7%

NEW YORK, August 6, 2025 – American International Group, Inc. (NYSE: AIG) today reported financial results for the second quarter ended June 30, 2025.

“AIG delivered an outstanding second quarter. The adjusted after-tax income per diluted share was $1.81, representing 56% growth from the prior year quarter. This growth was driven by higher underwriting income of $626 million, higher net investment income* of $955 million, and disciplined capital management,” said Peter Zaffino, AIG Chairman & Chief Executive Officer.

“We continued to make significant progress on our long-term strategic, operational and financial objectives while navigating a dynamic macroeconomic environment. Against this backdrop, General Insurance delivered excellent underwriting profitability in the second quarter and achieved a calendar year combined ratio of 89.3%. Total catastrophe-related charges were $170 million, representing 2.9 loss ratio points, reflecting our disciplined approach to managing volatility.

“General Insurance net premiums written grew 1% year-over-year on a comparable basis†, driven by 4%† growth in North America Commercial. Global Personal net premiums written contracted 3%†, primarily driven by changes to reinsurance structures in our High Net Worth business, which continued to drive profitability but had a six-point negative impact to Global Personal’s topline growth in the quarter. Additionally, we had strong retention across our portfolio and strong new business in Global Commercial totaling $1.4 billion.

“We continued to execute on our disciplined capital management strategy, returning a total of $2.0 billion of capital to shareholders in the quarter, including $1.8 billion of share repurchases and $254 million of dividends. We ended the quarter with a debt to total capital ratio of 17.9% and parent liquidity of $4.8 billion, giving the company significant financial flexibility. In addition, Moody’s and S&P Global upgraded their financial strength ratings1 of our insurance subsidiaries during the quarter, affirming the strength of our business and our balance sheet.

“Core Operating ROE increased to 11.7%, underscoring our strong execution and the effectiveness of initiatives such as AIG Next, which delivered more than $500 million in savings ahead of schedule and significant operational improvements.

“We have tremendous momentum heading into the second half of 2025 and remain very confident in our ability to achieve our long-term financial targets while delivering exceptional value for all our stakeholders.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.
† NPW on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the sale of global personal travel and assistance business (AIG’s Travel business) in 2024. Refer to page 21 for more detail.
1 In May 2025, S&P upgraded the financial strength ratings of National Union Fire Insurance Company of Pittsburgh, Pa., Lexington Insurance Company, American Home Assurance Company, AIG Europe S.A., American International Group UK Ltd., AIG General Insurance Co. Ltd. to AA- from A+. In June 2025, Moody’s upgraded the financial strength ratings of National Union Fire Insurance Company of Pittsburgh, Pa., Lexington Insurance Company, American Home Assurance Company, AIG Europe S.A., American International Group UK Ltd. to A1 from A2.

FINANCIAL SUMMARY

	Three Months Ended June 30,
($ and shares in millions, except per share amounts)	2024	2025
Income attributable to AIG common shareholders from continuing operations	$475	$1,144
Net income per diluted share attributable to AIG common shareholders from continuing operations	$0.71	$1.98

Net income (loss) attributable to AIG common shareholders	$(3,977)	$1,144
Net income (loss) per diluted share attributable to AIG common shareholders	$(5.96)	$1.98

Net investment income	$990	$1,466
Net investment income, APTI basis	879	955

Adjusted pre-tax income (loss)	$1,013	$1,391
General Insurance	1,176	1,497
Other Operations	(163)	(106)

Adjusted after-tax income attributable to AIG common shareholders	$771	$1,044
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.16	$1.81

Weighted average common shares outstanding - diluted	667.0	577.9

Return on equity	NM %	11.0%
Adjusted return on equity	6.1%	9.7%
Core operating return on equity	8.8%	11.7%

Book value per share	$68.40	$74.14
Adjusted book value per share	$72.78	$76.62
Adjusted tangible book value per share	$66.94	$69.81
Core operating book value per share	$53.35	$63.71

Common shares outstanding (in millions)	649.8	559.8

For the second quarter of 2025, net income attributable to AIG common shareholders was $1.1 billion, or $1.98 per diluted common share, compared to a net loss of $4.0 billion, or $5.96 per diluted common share, in the prior year quarter. The year-over-year increase was primarily a result of a net loss of $6.67 per diluted common share from the deconsolidation of Corebridge Financial, Inc. (Corebridge) in June 2024.

AATI was $1.0 billion, or $1.81 per diluted common share, for the second quarter of 2025, compared to $771 million, or $1.16 per diluted common share, in the prior year quarter, reflecting higher underwriting income and higher net investment income in General Insurance and improved results in Other Operations.

Total net investment income for the second quarter of 2025 was $1.5 billion, an increase of 48% from $990 million in the prior year quarter, primarily due to a change in fair value of AIG's equity in Corebridge and higher income on available for sale fixed maturity securities, partially offset by lower income from short-term investments, mortgage loans and other invested assets. Total net investment income on an APTI basis, which excludes the change in fair value of AIG’s equity in Corebridge, was $955 million, an increase of 9% from $879 million in the prior year quarter. Net investment income attributed to General Insurance was up 17% from the prior year quarter, driven by higher income on available for sale fixed maturity securities and alternative investments and lower investment expenses, partially offset by lower income on other investments.

In the second quarter of 2025, AIG returned approximately $2.0 billion to shareholders through $1.8 billion of common stock repurchases, representing approximately 21 million shares, and $254 million of common stock dividends. AIG also issued $1.25 billion aggregate principal amount of senior unsecured debt and redeemed and repurchased, through cash tender offers, $693 million aggregate principal amount of debt. Total debt to total capital ratio at June 30, 2025 was 17.9% and total debt to total adjusted capital* ratio was 17.4%. During the quarter, AIG’s ownership of Corebridge common stock was reduced to 21.0% due to share repurchases by Corebridge and sale of shares by AIG. The aggregate proceeds to AIG Parent from the sale of Corebridge shares were approximately $430 million. At June 30, 2025, AIG Parent liquidity was $4.8 billion.

ROE and Core Operating ROE were 11.0% and 11.7%, respectively, in the second quarter of 2025. Book value per share was $74.14 as of June 30, 2025, an increase of 4% from March 31, 2025. Adjusted tangible book value per share* was $69.81, an increase of 3% from March 31, 2025.

On August 6, 2025, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.45 per share. The dividend is payable on September 30, 2025 to stockholders of record at the close of business on September 16, 2025.

GENERAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2024	2025	Change
Gross premiums written	$9,888	$10,056	2%
Net premiums written	$6,933	$6,880	(1)%
Underwriting income (loss)	$430	$626	46%

Net investment income	$746	$871	17%
Adjusted pre-tax income	$1,176	$1,497	27%

Underwriting ratios:
General Insurance (GI) CR	92.5	89.3	(3.2)	pts
GI Loss ratio	61.0	58.3	(2.7)
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(5.7)	(2.9)	2.8
Prior year development, net of reinsurance and prior year premiums	0.8	2.0	1.2
GI Accident year loss ratio, as adjusted	56.1	57.4	1.3
GI Expense ratio	31.5	31.0	(0.5)
GI Accident year combined ratio, as adjusted	87.6	88.4	0.8	pts

Comparable Basis†:
Net premiums written	$6,796	$6,880	1%
•Second quarter NPW of $6.9 billion was down 1% from the prior year quarter on a reported basis, but increased 1% on a comparable basis†, driven by 3%† growth in Global Commercial.
•Underwriting income was $626 million, a 46% increase from the prior year quarter, driven by lower catastrophe charges, higher favorable prior year development and lower acquisition expenses.
•Total catastrophe-related charges were $170 million, representing 2.9 loss ratio points, compared to $330 million, representing 5.7 loss ratio points, in the prior year quarter.
•Second quarter 2025 included favorable prior year development (PYD), net of reinsurance and prior year premiums, of $112 million, compared to $20 million in the prior year quarter, primarily driven by the amortization benefit related to adverse development cover along with favorable development in U.S Workers’ Compensation and U.S. Property and Special Risks, partially offset by adverse development in U.S. Excess Casualty.
•The combined ratio was 89.3%, compared to 92.5% in the prior year quarter, with the improvement seen in both loss ratio and expense ratio. The AYCR was 88.4%, compared to 87.6% in the prior year quarter, with the increase due to higher accident year loss ratio, as adjusted* (AYLR), partially offset by lower expense ratio.
•General Insurance APTI* of $1.5 billion increased 27% from the prior year quarter, driven by higher underwriting income as well as higher net investment income.

GENERAL INSURANCE - NORTH AMERICA COMMERCIAL

	Three Months Ended June 30,
($ in millions)	2024	2025	Change
Net premiums written	$2,750	$2,863	4%
Underwriting income (loss)	$191	$301	58%

Underwriting ratios:
CR	90.2	85.9	(4.3)	pts
AYCR, as adjusted	84.7	86.2	1.5	pts

Comparable Basis†:
Net premiums written	$2,746	$2,863	4%

•Second quarter NPW of $2.9 billion increased 4% from the prior year quarter, primarily driven by Retail Casualty, Lexington Casualty, Western World, Glatfelter and Programs, partially offset by a decline in Property.
•The combined ratio was 85.9%, compared to 90.2% in the prior year quarter. The decrease was largely driven by lower catastrophe charges and more favorable PYD, net of reinsurance, partially offset by higher general operating expense ratio. The AYCR was 86.2%, compared to 84.7% in the prior year quarter, driven by change in business mix and a higher reapportionment of corporate expenses from lean parent implementation, which impacted both AYLR and general operating expense ratio.

GENERAL INSURANCE - INTERNATIONAL COMMERCIAL

	Three Months Ended June 30,
($ in millions)	2024	2025	Change
Net premiums written	$2,284	$2,325	2%
Underwriting income (loss)	$230	$300	30%

Underwriting ratios:
CR	88.6	85.9	(2.7)	pts
AYCR, as adjusted	82.1	85.0	2.9	pts

Comparable Basis†:
Net premiums written	$2,310	$2,325	1%

•Second quarter NPW of $2.3 billion increased 2% from the prior year quarter, or 1% on a comparable basis†, primarily driven by the growth in Casualty and Global Specialty.
•The combined ratio was 85.9%, compared to 88.6% in the prior year quarter. The decrease was primarily due to lower catastrophe charges and more favorable PYD, net of reinsurance, partially offset by higher expense ratio. The AYCR was 85.0%, compared to 82.1% in the prior year quarter, driven by a higher reapportionment of corporate expenses from lean parent implementation, which impacted both AYLR and general operating expense ratio in addition to business mix.

GENERAL INSURANCE - GLOBAL PERSONAL

	Three Months Ended June 30,
($ in millions)	2024	2025	Change
Net premiums written	$1,899	$1,692	(11)%
Underwriting income (loss)	$9	$25	178%

Underwriting ratios:
CR	99.4	98.5	(0.9)	pts
AYCR, as adjusted	96.8	96.1	(0.7)	pts

Comparable Basis†:
Net premiums written	$1,740	$1,692	(3)%

•Second quarter NPW of $1.7 billion declined 11% from the prior year quarter, or 3% on a comparable basis†, primarily driven by High Net Worth quota share, which had a 6-point negative impact, partially offset by growth in Personal Auto and Personal Property.
•The combined ratio was 98.5%, compared to 99.4% in the prior year quarter. The decrease was primarily driven by lower acquisition ratio, partially offset by higher loss ratio. The AYCR was 96.1%, improved from 96.8% in the prior year quarter.
•Excluding the divested Travel business, AYCR was down 120-basis points, due to a 160-basis point improvement in AYLR, driven by lower reinsurance costs, increased earned premiums, as well as stronger underlying profitability.

OTHER OPERATIONS

	Three Months Ended June 30,
($ in millions)	2024	2025	Change
Net investment income and other	$142	$92	(35)%
Corporate and other general operating expenses	(184)	(90)	51
Amortization of intangible assets	(5)	(5)	—
Interest expense	(111)	(101)	9
Adjusted pre-tax loss before consolidation and eliminations	$(158)	$(104)	34
Total consolidation and eliminations	(5)	(2)	60
Adjusted pre-tax loss	$(163)	$(106)	35%

•Other Operations predominantly consists of Net investment income from our AIG Parent liquidity portfolio, Corebridge dividend income, corporate General operating expenses (GOE), and Interest expense.
•Net investment income and other in the second quarter decreased $50 million from the prior year quarter mainly due to a decrease in dividend income received from Corebridge year-over year as a result of a lower ownership stake and lower yields.
•Corporate and other GOE improved $94 million from the prior year quarter, reflecting expense savings from AIG Next and reapportionment of expenses to the General Insurance businesses.
•Interest expense decreased $10 million from the prior year quarter, primarily driven by debt reduction.

CONFERENCE CALL
AIG will host a conference call tomorrow, Thursday, August 7, 2025 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Cautionary Statement Regarding Forward-Looking Information and Factors That May Affect Future Results
Certain statements in this press release and other publicly available documents may include, and members of management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause actual results to differ, possibly materially, from those in specific projections, targets, goals, plans, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which we operate in the U.S. and globally, including financial market conditions, macroeconomic trends, changes in trade policies, including tariffs, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, and geopolitical events or conflicts;
•the occurrence of catastrophic events, both natural and man-made, which may be exacerbated by the effects of climate change;
•disruptions in the availability or accessibility of our or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches or infrastructure vulnerabilities;
•our ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•the effects of changes in laws and regulations, including those relating to privacy, data protection, cybersecurity and AI, and the regulation of insurance, in the U.S. and other countries in which we operate;
•concentrations in our investment portfolios, including our continuing equity market exposure to Corebridge Financial, Inc. (Corebridge);
•changes in the valuation of our investments;
•our reliance on third-party investment managers;
•nonperformance or defaults by counterparties;
•our reliance on third parties to provide certain business and administrative services;
•our ability to adequately assess risk and estimate related losses as well as the effectiveness of our enterprise risk management policies and procedures;
•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;

•concentrations of our insurance, reinsurance and other risk exposures;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;
•changes to tax laws in the U.S. and other countries in which we operate;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•the effects of sanctions and the failure to comply with those sanctions;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to our credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•our ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•our ability to address evolving global stakeholder expectations and regulatory requirements including with respect to environmental, social and governance matters;
•our ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•changes to sources of or access to liquidity;
•changes in accounting principles and financial reporting requirements or their applicability to us;
•the outcome of significant legal, regulatory or governmental proceedings;
•our ability to effectively execute on sustainability targets and standards;
•the impact of epidemics, pandemics and other public health crises and responses thereto; and
•such other factors discussed in:
•Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (which will be filed with the Securities and Exchange Commission (SEC));
•Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in our Annual Report on Form 10-K for the year ended December 31, 2024; and
•our other filings with the SEC.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.
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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Second Quarter 2025 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per share, excluding investments related cumulative unrealized gains and losses recorded in Accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets (collectively, Investments AOCI) (Adjusted book value per share) is used to show the amount of our net worth on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. Adjusted book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI (AIG adjusted common shareholders' equity) by total common shares outstanding.
Book Value per share, excluding Investments AOCI, Goodwill, Value of business acquired (VOBA), Value of distribution channel acquired (VODA) and Other intangible assets (Adjusted tangible book value per share) is used to provide a useful measure of the realizable shareholder value on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions and Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. Adjusted tangible book value per share is derived by dividing AIG adjusted common equity, excluding intangible assets, (AIG adjusted tangible common shareholders’ equity) by total common shares outstanding.
Book value per share, excluding Investments AOCI, deferred tax assets (DTA) and AIG’s ownership interest in Corebridge (Core operating book value per share) is used to show the amount of our net worth on a per share basis after eliminating Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to net operating loss carryforwards (NOLs), corporate alternative minimum tax credits (CAMTCs) and foreign tax credits (FTCs) that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. Core operating book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (AIG core operating shareholders’ equity) by total common shares outstanding.
Total debt to total adjusted capital ratio is used to show the AIG’s debt leverage adjusted for Investments AOCI and is derived by dividing total debt by total capital excluding Investments AOCI (Total adjusted capital). We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.

Return on equity – Adjusted after-tax income excluding Investments AOCI (Adjusted return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI. We believe this measure is useful to investors because it eliminates the fair value of investments which can fluctuate significantly from period to period due to changes in market conditions. Adjusted return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG adjusted common shareholders’ equity.
Return on equity – Adjusted after-tax income excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (Core operating return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to NOLs, CAMTCs and FTCs that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. We believe this metric will provide investors with greater insight as to the underlying profitability of our property and casualty business. Core operating return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG core operating shareholders’ equity.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax:
•changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares;
•net investment income on Fortitude Re funds withheld assets;
•net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•net results of businesses in run-off;
•non-operating pension expenses;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.
Adjusted After-tax Income attributable to AIG common shareholders (adjusted after-tax income or AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock and preferred stock redemption premiums, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:
•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.
See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income attributable to AIG common shareholders.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.
Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.
Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR, ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR, ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.
Results from discontinued operations are excluded from all of these measures.
#    #    #

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended June 30,
	2024				2025
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(a)	Tax	Pre-tax	Charge	Interests(a)	Tax
Pre-tax income/net income (loss), including noncontrolling interests	$617	$142	$—	$(3,884)	$1,544	$400	$—	$1,144
Noncontrolling interests(a)	—	—	(93)	(93)	—	—	—	—
Pre-tax income/net income (loss) attributable to AIG	617	142	(93)	(3,977)	1,544	400	—	1,144
Dividends on preferred stock and preferred stock redemption premiums				—				—
Net income (loss) attributable to AIG common shareholders				(3,977)				1,144
Adjustments:
Changes in uncertain tax positions and other tax adjustments		2	—	(2)		(2)	—	2
Deferred income tax valuation allowance (releases) charges		1	—	(1)		(11)	—	11
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	(59)	(12)	—	(47)	(464)	(97)	—	(367)
(Gain) loss on extinguishment of debt and preferred stock redemption premiums	1	—	—	1	(5)	(1)	—	(4)
Net investment income on Fortitude Re funds withheld assets	(33)	(7)	—	(26)	(39)	(9)	—	(30)
Net realized losses on Fortitude Re funds withheld assets	1	—	—	1	52	11	—	41
Net realized gains on Fortitude Re funds withheld embedded derivative	(8)	(2)	—	(6)	14	3	—	11
Net realized losses(b)	186	48	—	138	191	33	—	158
Loss from discontinued operations				4,359				—
Net gain on divestitures and other	(102)	(16)	—	(86)	(50)	(10)	—	(40)
Non-operating litigation reserves and settlements	—	—	—	—	(2)	(1)	—	(1)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(62)	(13)	—	(49)	53	11	—	42
Net loss reserve discount charge	26	5	—	21	12	3	—	9
Net results of businesses in run-off(c)	(5)	(1)	—	(4)	(2)	—	—	(2)
Non-operating pension expenses	—	—	—	—	5	1	—	4
Integration and transaction costs associated with acquiring or divesting businesses	18	4	—	14	1	—	—	1
Restructuring and other costs(d)	426	90	—	336	78	16	—	62
Non-recurring costs related to regulatory or accounting changes	7	1	—	6	3	—	—	3
Noncontrolling interests(a)			93	93			—	—
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,013	$242	$—	$771	$1,391	$347	$—	$1,044

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Six Months Ended June 30,
	2024				2025
		Total Tax	Non-			Total Tax	Non-
		(Benefits)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(a)	Tax	Pre-tax	Charge	Interests(a)	Tax
Pre-tax income/net income (loss), including noncontrolling interests	$1,675	$403	$—	$(2,284)	$2,504	$662	$—	$1,842
Noncontrolling interests(a)	—	—	(477)	(477)	—	—	—	—
Pre-tax income/net income (loss) attributable to AIG	1,675	403	(477)	(2,761)	2,504	662	—	1,842
Dividends on preferred stock and preferred stock redemption premiums				22				—
Net income (loss) attributable to AIG common shareholders				(2,783)				1,842
Adjustments:
Changes in uncertain tax positions and other tax adjustments		5	—	(5)		4	—	(4)
Deferred income tax valuation allowance (releases) charges		6	—	(6)		(9)	—	9
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	(147)	(31)	—	(116)	(681)	(143)	—	(538)
(Gain) loss on extinguishment of debt and preferred stock redemption premiums	1	—	—	16	(5)	(1)	—	(4)
Net investment income on Fortitude Re funds withheld assets	(72)	(15)	—	(57)	(79)	(17)	—	(62)
Net realized losses on Fortitude Re funds withheld assets	20	4	—	16	54	11	—	43
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	1	—	—	1	55	12	—	43
Net realized losses(b)	241	55	—	186	257	(5)	—	262
Loss from discontinued operations				3,556				—
Net gain on divestitures and other	(102)	(16)	—	(86)	(53)	(11)	—	(42)
Non-operating litigation reserves and settlements	—	—	—	—	(13)	(3)	—	(10)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(60)	(13)	—	(47)	62	13	—	49
Net loss reserve discount charge	102	21	—	81	29	6	—	23
Net results of businesses in run-off(c)	(12)	(2)	—	(10)	(7)	(1)	—	(6)
Non-operating pension expenses	—	—	—	—	10	2	—	8
Integration and transaction costs associated with acquiring or divesting businesses	15	3	—	12	6	1	—	5
Restructuring and other costs(d)	493	104	—	389	154	32	—	122
Non-recurring costs related to regulatory or accounting changes	11	2	—	9	7	1	—	6
Noncontrolling interests(a)			477	477			—	—
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$2,166	$526	$—	$1,633	$2,300	$554	$—	$1,746
(a)Noncontrolling interest primarily relates to Corebridge and is the portion of Corebridge earnings that AIG did not own. Corebridge was consolidated until June 9, 2024. The historical results of Corebridge owned by AIG are reflected in Income (loss) from discontinued operations, net of income taxes.
(b)Includes all Net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(c)In the fourth quarter of 2024, AIG realigned and began excluding the net results of run-off businesses previously reported in Other Operations from Adjusted pre-tax income. Historical results have been recast to reflect these changes.
(d)In the three and six months ended June 30, 2034, restructuring and other increased primarily as a result of employee-related costs, including severance, and real estate impairment charges.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of General Insurance Net Investment Income and Other and Adjusted Pre-tax Income
General Insurance	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2025		2024		2025
(in millions)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)	$775	$756	$872	$1,142	$1,589	$1,947	$1,628	$1,995
Other income (expense) - net	(19)	—	—	—	(31)	—	—	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	(8)	(8)	(4)	(4)	(43)	(43)	(24)	(24)
Net investment income on Fortitude Re funds withheld assets	(1)	(1)	—	—	(1)	(1)	1	1
Net realized (gains) losses on Fortitude Re funds withheld assets	—	—	—	5	—	—	—	7
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	—	—	—	—	—	—	—	—
Net realized (gains) losses	(1)	209	3	270	(6)	297	2	323
Net gain on divestitures and other	—	(7)	—	(43)	—	(7)	—	(37)
Non-operating litigation reserves and settlements	—	—	—	—	—	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	(24)	—	60	—	(17)	—	74
Net loss reserve discount (benefit) charge	—	26	—	12	—	102	—	29
Non-operating pension expenses	—	—	—	5	—	—	—	9
Restructuring and other costs	—	218	—	47	—	245	—	92
Non-recurring costs related to regulatory or accounting changes	—	7	—	3	—	11	—	7
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$746	$1,176	$871	$1,497	$1,508	$2,534	$1,607	$2,476

Reconciliations of Other Operations Net Investment Income and Other and Adjusted Pre-tax Income
Other Operations	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2025		2024		2025
(in millions)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)	$217	$(139)	$600	$402	$382	$(272)	$960	$509
Consolidation and Eliminations	3	—	4	—	—	—	3	—
Other income (expense) - net	8	—	(2)	—	16	—	(11)	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	(51)	(51)	(460)	(460)	(104)	(104)	(657)	(657)
Gain on extinguishment of debt	—	1	—	(5)	—	1	—	(5)
Net investment income on Fortitude Re funds withheld assets	(32)	(32)	(39)	(39)	(71)	(71)	(80)	(80)
Net realized (gains) losses on Fortitude Re funds withheld assets	—	1	—	47	—	20	—	47
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	—	(8)	—	14	—	1	—	55
Net realized gains	2	(23)	(3)	(79)	—	(56)	—	(66)
Net gain on divestitures and other	—	(95)	—	(7)	—	(95)	—	(16)
Non-operating litigation reserves and settlements	—	—	—	(2)	—	—	—	(13)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	(38)	—	(7)	—	(43)	—	(12)
Net results of businesses in run-off	(5)	(5)	(8)	(2)	(8)	(12)	(13)	(7)
Non-operating pension expenses	—	—	—	—	—	—	—	1
Integration and transaction costs associated with acquiring or divesting businesses	—	18	—	1	—	15	—	6
Restructuring and other costs	—	208	—	31	—	248	—	62
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$142	$(163)	$92	$(106)	$215	$(368)	$202	$(176)

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended June 30,			Six Months Ended June 30,
Earnings per common share:	2024	2025	% Inc. (Dec.)	2024	2025	% Inc. (Dec.)
Basic
Income from continuing operations	$0.72	$2.00	177.8%	$1.86	$3.16	69.9%
loss from discontinued operations	(6.74)	—	NM	(6.00)	—	NM
Net income (loss) attributable to AIG common shareholders	$(6.02)	$2.00	NM	$(4.14)	$3.16	NM
Diluted
Income from continuing operations	$0.71	$1.98	178.9	$1.85	$3.13	69.2
loss from discontinued operations	(6.67)	—	NM	(5.96)	—	NM
Net income (loss) attributable to AIG common shareholders	$(5.96)	$1.98	NM	$(4.11)	$3.13	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.16	$1.81	56.0%	$2.41	$2.97	23.2%
Weighted average shares outstanding:
Basic	661.1	572.8		671.8	583.3
Diluted	667.0	577.9		677.5	588.5

Reconciliation of Net Investment Income
	Three Months Ended
	June 30,
	2024	2025
Net Investment Income per Consolidated Statements of Operations	$990	$1,466
Changes in the fair values of equity securities and AIG's investment in Corebridge	(59)	(464)
Net investment income on Fortitude Re funds withheld assets	(33)	(39)
Net realized gains (losses) related to economic hedges and other	(14)	—
Net investment income of businesses in run-off	(5)	(8)
Total Net Investment Income - APTI Basis	$879	$955

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Book Value per Share
As of period end:	June 30, 2024	March 31, 2025	June 30, 2025
Total AIG common shareholders' equity (a)	$44,445	$41,431	$41,501
Less: Investments AOCI	(3,460)	(2,443)	(1,957)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(615)	(664)	(567)
Subtotal Investments AOCI	(2,845)	(1,779)	(1,390)
Total adjusted common shareholders' equity (b)	$47,290	$43,210	$42,891

Total adjusted common shareholders' equity (b)	$47,290	$43,210	$42,891
Total intangible assets	3,792	3,764	3,814
AIG adjusted tangible common shareholders' equity (d)	$43,498	$39,446	$39,077

Total AIG common shareholders' equity (a)	$44,445	$41,431	$41,501
Less: AIG's ownership interest in Corebridge	8,567	4,018	4,043
Less: Investments related AOCI - AIG	(3,460)	(2,443)	(1,957)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets - AIG	(615)	(664)	(567)
Subtotal Investments AOCI - AIG	(2,845)	(1,779)	(1,390)
Less: Deferred tax assets	4,059	3,370	3,183
AIG core operating shareholders' equity (e)	$34,664	$35,822	$35,665
Total common shares outstanding (f)	649.8	580.4	559.8

As of period end:	June 30, 2024	% Inc. (Dec.)	March 31, 2025	% Inc. (Dec.)	June 30, 2025
Book value per share (a÷f)	$68.40	8.4%	$71.38	3.9%	$74.14
Adjusted book value per share (b÷f)	72.78	5.3	74.45	2.9	76.62
Adjusted tangible book value per share (d÷f)	66.94	4.3	67.96	2.7	69.81
Core operating book value per share (e÷f)	53.35	19.4	61.72	3.2	63.71

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Equity
	Three Months Ended June 30,
	2024	2025
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$(15,908)	$4,576
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$3,084	$4,176

Average AIG adjusted common shareholders' equity
Average AIG Common Shareholders' equity (c)	$43,915	$41,466
Less: Average investments AOCI	(6,355)	(1,585)
Average adjusted common shareholders' equity (d)	$50,270	$43,051

Average AIG core operating shareholders' equity
Average AIG common shareholders' equity	$43,915	$41,466
Less: Average AIG's ownership interest in Corebridge	7,580	4,031
Less: Average investments AOCI - AIG	(2,748)	(1,585)
Less: Average deferred tax assets	4,106	3,277
Average AIG core operating shareholders' equity (f)	$34,977	$35,743

ROE (a÷c)	NM %	11.0%
Adjusted return on equity (b÷d)	6.1%	9.7%
Core operating ROE (b÷f)	8.8%	11.7%

Reconciliation of Total Debt to Total Capital
Three Months Ended
June 30, 2025
Total financial and hybrid debt	$9,064

Total capital	$50,593
Less non-redeemable noncontrolling interests	28
Less Investments AOCI	(1,390)
Total adjusted capital	$51,955

Hybrid - debt securities / Total capital	0.9%
Financial debt / Total capital	17.0
Total debt / Total capital	17.9%
Total debt / Total adjusted capital	17.4%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Net Premiums Written - Comparable Basis
	Three Months Ended June 30,
		North
	General	America	International	Global	Global
2025	Insurance	Commercial	Commercial	Personal	Commercial
Net premiums written as reported in U.S. dollars	$6,880	$2,863	$2,325	$1,692	$5,188

2024
Net premiums written as reported in U.S. dollars	$6,933	$2,750	$2,284	$1,899	$5,034
Foreign exchange effect	55	(4)	26	33	22
AIG's Travel business impact	(192)	—	—	(192)	—
Net premiums written on comparable basis	$6,796	$2,746	$2,310	$1,740	$5,056

Increase (decrease) in Net premiums written on comparable basis	1%	4%	1%	(3)%	3%

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended June 30,
	2024	2025
North America Commercial
Combined ratio	90.2	85.9
Catastrophe losses and reinstatement premiums	(7.3)	(4.7)
Prior year development, net of reinsurance and prior year premiums	1.8	5.0
Accident year combined ratio, as adjusted	84.7	86.2

International Commercial
Loss ratio	59.1	55.1
Catastrophe losses and reinstatement premiums	(6.7)	(1.4)
Prior year development, net of reinsurance and prior year premiums	0.2	0.5
Accident year loss ratio, as adjusted	52.6	54.2

Combined ratio	88.6	85.9
Catastrophe losses and reinstatement premiums	(6.7)	(1.4)
Prior year development, net of reinsurance and prior year premiums	0.2	0.5
Accident year combined ratio, as adjusted	82.1	85.0

Global Personal
Loss ratio	56.2	56.6
Catastrophe losses and reinstatement premiums	(2.8)	(2.4)
Prior year development, net of reinsurance and prior year premiums	0.2	—
Accident year loss ratio, as adjusted	53.6	54.2
AIG's Travel business impact	2.2	—
Accident year loss ratio, as adjusted, comparable basis	55.8	54.2

Combined ratio	99.4	98.5
Catastrophe losses and reinstatement premiums	(2.8)	(2.4)
Prior year development, net of reinsurance and prior year premiums	0.2	—
Accident year combined ratio, as adjusted	96.8	96.1
AIG's Travel business impact	0.5	—
Accident year combined ratio, as adjusted, comparable basis	97.3	96.1